Exhibit-(h)(3)(b)

PACIFIC FUNDS SERIES TRUST

AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT (the “Amendment”) effective as of January 31, 2018, is entered into by and between Pacific Funds Series Trust (the “Trust” or “Pacific Funds”), on behalf of the Funds designated in the schedules to the Agreement, and Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement dated August 1, 2017, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions.

NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	Schedule D to the Agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto, effective as of the date noted on that schedule.

2)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa		By: /s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Senior Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa		By: /s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	SVP, Fund Advisor Operations	Title:	VP & Assistant Secretary

AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

SCHEDULE D

to the PACIFIC FUNDS SERIES TRUST

EXPENSE LIMITATION AGREEMENT

FOR: Class P Underlying Funds

Operating Expense Limits for Class P Shares:

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Core Income Pacific Funds Floating Rate Income	0.05% through July 31, 2018
Pacific Funds High Income	0.10% through July 31, 2018

PF Inflation Managed Fund

PF Managed Bond Fund

PF Short Duration Bond Fund

PF Emerging Markets Debt Fund

PF Comstock Fund

PF Growth Fund

PF Large-Cap Growth Fund

PF Large-Cap Value Fund

PF Main Street Core Fund

PF Mid-Cap Equity Fund

PF Mid-Cap Growth Fund

PF Developing Growth Fund

PF Small-Cap Value Fund

PF Real Estate Fund

PF Emerging Markets Fund

PF International Large-Cap Fund

PF International Value Fund

0.15% through July 31, 2018 0.30% from August 1, 2018 through July 31, 2022
PF Currency Strategies Fund PF Global Absolute Return Fund PF International Small-Cap Fund PF Mid-Cap Value Fund	0.25% through July 31, 2018
Pacific Funds Large-Cap Pacific Funds Large-Cap Value Pacific Funds Small/Mid-Cap Pacific Funds Small-Cap Pacific Funds Small-Cap Value Pacific Funds Small-Cap Growth	0.20% through January 10, 2019
PF Multi-Asset Fund PF Multi-Fixed Income Fund[1]	0.16% through July 31, 2019

Effective: January 31, 2018

1 Effective upon the commencement of operations.

D-1